Exhibit 99.2

January 19, 2016

Dear Fellow Atmel Employees,

Earlier today, it was announced that Atmel terminated our agreement with Dialog Semiconductor and entered into an acquisition agreement under which Microchip Technology will acquire Atmel.

Microchip is a leading semiconductor manufacturer of microcontroller, mixed-signal, analog and Flash-IP solutions with headquarters in the Phoenix, Arizona area. The company has a proven track record of profitable growth, including several successful acquisitions of public companies. The combined company will have well over $3 billion in revenue (based on the trailing twelve months results) and will offer our mutual customers with an unparalleled portfolio of technologies and innovative products addressing key growth markets.

This transaction will create an industry leading company that will be better able to meet our customers’ demands in the rapidly consolidating semiconductor industry. The merging of Atmel’s market leading microcontroller, wireless, capacitive touch, security, and automotive solutions with Microchip’s broad technology portfolio and strong sales network will create a formidable company with an enviable position in the microcontroller, analog and Internet of Things (IoT) markets.

We expect the transaction to close during the second calendar quarter of 2016, subject to customary closing conditions, regulatory approvals and Atmel stockholder approval. Until then, Atmel and Microchip will continue to operate as independent companies.

I expect that you will have further questions about today’s announcement. As such, we have scheduled Company Communication meetings this Wednesday at 8:00AM PST for the US and EMEA and at 6:00PM PST for Asia. We will also provide future communications to keep you updated on significant developments as they occur.

Thank you for all you do for Atmel.

Steve Laub

President and CEO

Atmel Corporation 1600 Technology Drive San Jose, CA 95110 USA	T: (408) 441.0311 F: (408) 436.4200 www.atmel.com

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Additional Information

This communication may be deemed to be solicitation material in respect of the proposed merger involving Microchip and Atmel. In connection with the proposed merger, Microchip will file with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) containing a prospectus with respect to the Microchip common stock to be issued in the proposed merger and a proxy statement of Atmel in connection with the proposed merger (the “Proxy Statement/Prospectus”). Each of Microchip and Atmel intends to file other documents with the SEC regarding the proposed merger. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Atmel and will contain important information about the proposed merger and related matters. The final Proxy Statement/Prospectus will describe the terms and conditions of the way in which the proposed merger will be implemented, including details of how to vote on the adoption of the proposed merger agreement. Any response to the proposed merger should be made only on the basis of the information in the Proxy Statement/Prospectus.

Securityholders of Atmel may obtain, free of charge, copies of the Proxy Statement/Prospectus and Registration Statement, and any other documents filed by Atmel and Microchip with the SEC in connection with the proposed merger at the SEC’s website at www.sec.gov. Securityholders of Atmel may obtain, free of charge, copies of the Proxy Statement/Prospectus and any other documents filed by Atmel with the SEC in connection with the proposed merger in the “Investors” section of Atmel’s website at www.atmel.com.

BEFORE MAKING AN INVESTMENT OR VOTING DECISION, WE URGE SECURITYHOLDERS OF ATMEL TO READ CAREFULLY THE PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT MICROCHIP OR ATMEL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus, proxy statement or any other document that Atmel or Microchip may file with the SEC in connection with the proposed merger.

Participants in the Solicitation

Atmel, Microchip and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Atmel’s stockholders in connection with the adoption of the merger agreement in connection with the proposed merger and may have direct or indirect interests in the proposed merger. Information about Microchip’s directors and executive officers is set forth in Microchip’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on July 10, 2015, and its Annual Report on Form 10-K for the fiscal year ended March 31, 2015, which was filed with the SEC on May 27, 2015 and amended on June 8, 2015. These documents are available free of charge at the SEC’s website at www.sec.gov and from Microchip’s website at www.microchip.com/investorshome.aspx. Information about Atmel’s directors and executive officers and their respective interests in Atmel by security holdings or otherwise is set forth in Atmel’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 3, 2015. These documents are available free of charge at the SEC’s website at www.sec.gov and from the “Investors” section of Atmel’s website at www.atmel.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed merger will be included in the Proxy Statement/Prospectus and the Registration Statement that Microchip will file with the SEC.

Cautionary Statements Related to Forward-Looking Statements

This communication contains, or may contain, “forward-looking statements” in relation to Atmel and Microchip, as well as other future events and their potential effects on Atmel, Microchip and the combined company that are subject to risks and uncertainties. Generally, the words “will,” “may,” “should,” “continue,” “believes,” “targets,” “plans,” “expects,” “estimates,” “aims,” “intends,” “anticipates” or similar expressions or negatives thereof identify forward-looking statements. Forward-looking statements include statements relating to (1) the benefits of the Merger, including future financial and operating results of the combined company, Microchip’s or Atmel’s plans, objectives, expectations and intentions, and the expected timing of completion of the transaction; (2) expected developments in product portfolio, expected revenues, expected operating costs savings, expected future cash generation, expected future design wins and increase in market share, expected incorporation of products in those of customers, adoption of new technologies, the expectation of volume shipments of products, opportunities in the semiconductor industry and the ability to take advantage of those opportunities, the potential success to be derived from strategic partnerships, the potential impact of capacity constraints, the effect of financial performance on share price, the impact of government expectations and beliefs of the management of Microchip and Atmel; (3) the expansion and growth of Microchip’s or Atmel’s operations; (4) the expected cost, revenue, technology and other synergies of the proposed Merger, the expected impact of the proposed Merger on customers and end-users, the combined company’s future capital expenditures, expenses, revenues, earnings, economic performance, financial condition, losses and future prospects; (5) business and management strategies and the expansion and growth of the combined company’s operations; and (6) the anticipated timings of the Atmel stockholders’ meeting and completion of the proposed Merger.

These forward-looking statements are based upon the current beliefs and expectations of the management of Atmel and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Atmel’s ability to control or estimate precisely. Those factors include (1) the outcome of any legal proceedings that could be instituted against Atmel or its directors related to the discussions with Microchip, the merger agreements with Dialog or Microchip or any unsolicited proposal; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement with Microchip; (3) the ability to obtain governmental and regulatory approvals of the proposed merger between Atmel and Microchip; (4) the possibility that the proposed merger between Atmel and Microchip does not close when expected or at all, or that the parties, in order to achieve governmental and regulatory approvals, may be required to modify aspects of the proposed merger or to accept conditions that could adversely affect the combined company or the expected benefits of the proposed merger; (5) the possibility that other competing offers or acquisition proposals will be made; (6) the ability to realize the expected synergies or savings from the proposed merger in the amounts or in the timeframe anticipated; (7) the potential harm to customer, supplier, employee and other relationships caused by the announcement or closing of the proposed merger; (8) the ability to integrate Atmel’s businesses into that of Microchip in a timely and cost-efficient manner; (9) the combined company’s ability to develop and market products containing the respective technologies of Atmel and Microchip in a timely and cost-effective manner; (10) the combined company’s ability to protect intellectual property rights; (11) litigation (including intellectual property litigation in which the combined company may be involved or in which customers of the combined company may be involved, especially in the mobile device sector), and the possible unfavorable results of legal proceedings; (12) dependence on key personnel; (13) the inability to realize the anticipated benefits of acquisitions and restructuring activities, including in connection with the proposed merger, or other initiatives in a timely manner or at all; (14) the development of the markets for Atmel’s and Microchip’s products; (15) risks related to Microchip’s ability to successfully implement its acquisitions strategy; (16) uncertainty as to the future profitability of businesses acquired by Microchip, and delays in the realization of, or the failure to realize, any accretion from any other acquisition transactions by Microchip; (17) the inherent uncertainty associated with financial projections; (18) disruptions in the availability of raw materials; (19) compliance with U.S. and international laws and regulations by the combined company and its distributors; (20) the market price and volatility of Microchip common stock (if the merger is completed); (21) the cyclical nature of the semiconductor industry; (22) an economic downturn in the semiconductor and telecommunications markets; (23) consolidation occurring within the semiconductor industry; (24) general global macroeconomic and geo-political conditions; (25) financial market conditions; (26) business interruptions, natural disasters or terrorist acts; and (27) other risks and uncertainties, including those detailed from time to time in Microchip’s and Atmel’s periodic reports and other filings with the SEC or other regulatory authorities, including Atmel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the

quarterly period ended September 30, 2015 (whether under the caption Risk Factors or Forward Looking Statements or elsewhere) and Microchip’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, which was filed with the SEC on May 27, 2015 and amended on June 8, 2015 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 (whether under the caption Risk Factors or Forward Looking Statements or elsewhere).

Neither Atmel nor Microchip can give any assurance that such forward-looking statements will prove to be correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. Neither Atmel nor Microchip nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

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